Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders and Annual Report on Form 10-K of Lifeline Systems, Inc. for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 10, 2003 relating to the financial statements schedule, which appears in such Annual Report to Shareholders and Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 2, 2003